Exhibit 99.1

SHARONAI INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,364,550	$4,424,805
Certificates of deposits	-	770,799
Trade and other receivables	305,542	984,547
Assets held for sale	1,124,083	-
Other current assets	140,598	30,018
Total current assets	2,934,773	6,210,169
Property and equipment, net	3,777,613	4,576,105
Right of use assets, net	7,476,827	935,336
Digital assets	-	721,664
Intangible assets, net	-	1,658,963
Goodwill	18,044,215	18,044,215
Certificates of deposits	906,201	-
Other long-term assets	850,000	-
TOTAL ASSETS	$33,989,629	$32,146,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade and other payables	$562,156	$957,829
Finance lease liabilities, current portion	3,542,831	186,620
Note payable	516,405	5,435
Total current liabilities	4,621,392	1,149,885
Finance lease liabilities, net of current portion	4,108,328	760,087
Deferred tax liabilities	-	327,535
TOTAL LIABILITIES	8,729,720	2,237,506

Stockholders’ equity:
Series A Preferred Stock (15,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024)	2	2
Series B Convertible Preferred Stock (27,000 shares issued and outstanding as September 30, 2025 and December 31, 2024)	3	3
Common Stock (1,067,213 shares issued and outstanding as of September 30, 2025 and December 31, 2024)	107	107
Additional paid-in capital	34,750,473	33,304,160
Accumulated deficit	(9,541,918)	(3,905,281)
Noncontrolling interest	56,813	86,096
Accumulated other comprehensive income (loss) (AOCI)	(5,571)	423,858
TOTAL STOCKHOLDERS’ EQUITY	25,259,909	29,908,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,989,629	$32,146,452

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$506,747	$159,000	$1,208,824	$171,800
Cost of Revenue	371,778	329,005	1,083,426	336,405
Gross profit	134,969	(170,005)	125,398	(164,605)

Share based compensation	489,345	-	1,446,312	-
Selling, general and administrative expenses	880,351	806,712	2,970,874	1,065,931
Other expenses	343,775	163,652	2,019,907	169,327
Other income	-	(140,938)	(961,713)	(140,938)
Loss from operations	(1,578,502)	(999,431)	(5,349,982)	(1,258,925)

Non-operating income (expense):
Change in fair value of digital assets	(15,255)	(95,809)	(406,345)	(87,222)
Interest expense, net	(71,528)	(22,331)	(127,430)	(13,803)
Loss before income taxes	(1,665,285)	(1,117,571)	(5,883,757)	(1,359,950)
Income tax benefit (expense)	29,774	(20,516)	219,935	(20,516)
Net Loss	$(1,635,511)	$(1,138,087)	$(5,663,822)	$(1,380,466)

Net loss attributable to non-controlling interest	(7,850)	(5,463)	(27,185)	(5,463)
Net Loss Attributable to SharonAI Inc.	$(1,627,661)	$(1,132,624)	$(5,636,637)	$(1,375,003)
Net Loss per share, basic and diluted	$(1.53)	$(1.16)	$(5.28)	$(1.41)
Weighted average number of shares outstanding	1,067,213	975,475	1,067,213	975,475

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net Loss	$(1,635,511)	$(1,138,087)	$(5,663,822)	$(1,380,466)
Net Loss attributable to non-controlling interest	(7,850)	(5,463)	(27,185)	(5,463)
Net Loss attributable to SharonAI Inc.	(1,627,661)	(1,132,624)	(5,636,637)	(1,375,003)

Foreign currency translation adjustments	(82,048)	(195,602)	(431,527)	(197,694)
Other comprehensive loss	(82,048)	(195,602)	(431,527)	(197,694)
Other comprehensive loss attributable to noncontrolling interest	(403)	(943)	(2,098)	(943)
Other comprehensive loss attributable to SharonAI Inc.	(81,645)	(194,659)	(429,429)	(196,751)
Comprehensive loss attributable to SharonAI Inc.	$(1,709,306)	$(1,327,283)	$(6,066,066)	$(1,571,754)

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

Three Months Ended September 30, 2025

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at June 30, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	34,261,128	(7,914,257)	76,074	26,423,057	65,066	26,488,123
Share based compensation	-	-	-	-	-	-	-	-	489,345	-	-	489,345	-	489,345
Net loss	-	-	-	-	-	-	-	-	-	(1,627,661)	-	(1,627,661)	(7,850)	(1,635,511)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(81,645)	(81,645)	(403)	(82,048)
Balance at September 30, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	34,750,473	(9,541,918)	(5,571)	25,203,096	56,813	25,259,909

Three Months Ended September 30, 2024

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at June 30, 2024	15,000	2	27,000	3	370,206	90	-	-	24,147,911	(249,434)	(2,086)	23,896,486	-	23,896,486
Issuance of common stock	-	-	-	-	601,828	7	-	-	2,434,167	-	-	2,434,174	-	2,434,174
Equity reserve account	-	-	-	-	-	-	-	-	(2,162,297)	-	-	(2,162,297)	-	(2,162,297)
Capital raise costs	-	-	-	-	-	-	-	-	(278,737)	-	-	(278,737)	-	(278,737)
Acquisition of DSS	-	-	-	-	-	-	8,195	-	3,310,916	-	-	3,310,916	766,256	4,077,172
Conversion of SAFE securities	-	-	-	-	3,441	-	-	-	176,999	-	-	176,999	-	176,999
Net loss	-	-	-	-	-	-	-	-	-	(1,125,570)	-	(1,125,570)	(5,463)	(1,131,033)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(315,608)	(315,608)	(1,521)	(317,129)
Balance at September 30, 2024	15,000	2	27,000	3	975,475	97	8,195	-	27,628,959	(1,375,004)	(317,694)	25,936,363	759,272	26,695,635

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

Nine Months Ended September 30, 2025

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at December 31, 2024	15,000	2	27,000	3	1,067,213	107	65,489	-	33,304,160	(3,905,281)	423,858	29,822,849	86,096	29,908,945
Share based compensation expense	-	-	-	-	-	-	(2,835)	-	1,446,313	-	-	1,446,313	-	1,446,313
Net loss	-	-	-	-	-	-	-	-	-	(5,636,637)	-	(5,636,637)	(27,185)	(5,663,822)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(429,429)	(429,429)	(2,098)	(431,527)
Balance at September 30, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	34,750,473	(9,541,918)	(5,571)	25,203,096	56,813	25,259,909

Nine Months Ended September 30, 2024

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at December 31, 2023	-	-	-	-	300	-	-	-	204	-	-	204	-	204
Issuance of Series A preferred stock	15,000	2	-	-	-	-	-	-	14,998	-	-	15,000	-	15,000
Issuance of Series B preferred stock	-	-	27,000	3	-	-	-	-	26,997	-	-	27,000	-	27,000
Issuance of common stock	-	-	-	-	174,783	17	-	-	5,568,496	-	-	5,568,513	-	5,568,513
Capital raising costs	-	-	-	-	-	-			(280,068)	-	-	(280,068)	-	(280,068)
AAM share exchange, net	-	-	-	-	209,700	21	-	-	(21)	-	-	-	-	-
Acquisition of DIF	-	-	-	-	55,000	6	-	-	1,256,240	-	-	1,256,246	-	1,256,246
Acquisition of DSS	-	-	-	-	532,251	53	8,195	-	20,865,114	-	-	20,865,167	766,256	21,631,423
Conversion of SAFE securities	-	-	-	-	3,441	-	-	-	176,999	-	-	176,999	-	176,999
Net loss	-	-	-	-	-	-	-	-	-	(1,375,004)	-	(1,375,004)	(5,462)	(1,380,466)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(317,694)	(317,694)	(1,522)	(319,216)
Balance at September 30, 2024	15,000	2	27,000	3	975,475	97	8,195	-	27,628,959	(1,375,004)	(317,694)	25,936,363	759,272	26,695,635

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period, including noncontrolling interest	$(5,663,822)	$(1,380,466)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,310,377	177,524
Share based payments	1,446,312	-
Change in fair value of digital assets	406,345	91,754
Intangible assets (FIL) revenue	(131,896)	(124,129)
Intangible assets (FIL) cost of revenue	139,918	69,615
Amortization of Intangible assets	1,650,000	275,000
Unrealized (gains) losses on foreign currency exchange	(896,080)	(254,008)
Gain on sale of fixed asset	(961,713)	-
Bad debt expense	76,748	-
Deferred tax liability	90,242	-
Changes in assets and liabilities:
Accounts receivable	697,424	(260,102)
Other current assets	(103,336)	10,937
Other noncurrent assets	9,126	8,688
Trade and other payables	(425,979)	363,964
Net cash flows from/(used in) operating activities	(2,356,333)	(1,021,223)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for the purchase of property and equipment	(37,343)	(2,890,714)
Proceeds from sales of digital assets	336,002	-
Proceeds from sale of fixed assets	155,388	-
Purchase of certificates of deposit	(85,956)	(680,277)
Investment - Texas Critical Data Centers JV	(850,000)	-
Net cash flows from/(used in) investing activities	(481,909)	(3,570,991)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	-	4,894,164
Issuance costs related to capital raise	-	(298,445)
Proceeds from issuance of preferred shares	-	42,000
Proceeds from note payable	510,620	-
Proceeds from debt issuance with related parties	-	419,601
Payment for lease liabilities	(407,807)	-
Net cash flows from/(used in) financing activities	102,813	5,057,320

Effect of exchange rates changes on cash and cash equivalents	(324,825)	545,424
Net cash increase/(decreases) in cash and cash equivalents	(3,060,255)	1,010,530
Cash and cash equivalents at beginning of period	4,424,805	205
Cash and cash equivalents at end of period	$1,364,550	$1,010,735

Refer to Note 16 for the supplemental cash flows information.

See Accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Business

Unless otherwise stated in this Notes to Consolidated Condensed Financial Statements, references to “we,” “us,” “our,” “Company” or “our Company” are to SharonAI Inc. and its subsidiaries.

The consolidated financial statements cover SharonAI Inc. (“the Company” or “SAI”) and its controlled entities (“the Group”). SAI is a digital infrastructure provider, incorporated in Delaware, United States on February 15, 2024.

On April 29, 2024, SAI and Alternative Asset Management Pty Ltd (“AAM”), who have identical ownership interest as SAI, completed a share exchange. AAM did not have business operations but owned certain mining assets. Pursuant to the transaction there was no change in relative voting interest amongst the existing shareholders of both entities. See Note 2(b) for additional reporting considerations for the share exchange.

On June 30, 2024, SAI acquired the majority equity interest of Distributed Storage Solutions Limited (“DSS”). DSS is a cloud storage provider providing robust data storage infrastructure in the Filecoin network with additional focus on high performance computers (HPC) and artificial intelligence, which was determined to be a business combination.

In January of 2025, SAI formed a 50:50 joint venture with New Era Helium, Inc., named Texas Critical Data Centers LLC (“TCDC”), to fund, develop, and construct a planned net-zero energy data center behind the meter with a natural gas-fired power plant within the Permian Basin in Western Texas. New Helium, Inc. is a Nasdaq listed listed industrial gas company that is expected to provide a portion of the natural gas required by the power plant

On January 30, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Roth CH Acquisition Co. (“Roth”) and subsequently on October 21, 2025 filed an S-4 registration statement in participation with Roth with the Securities and Exchange Commission (“SEC”).

On June 9, 2025, the Company made a strategic decision to cease its participation in the operations associated with the Filecoin ecosystem in order to focus its resources and efforts on the continued growth of its high-performance GPU-as-a-Service (GPUaaS) business. This decision aligns with the Company’s long-term strategy to concentrate on providing scalable, on-demand computing infrastructure for artificial intelligence, research, and other data-intensive applications.

As of June 30, 2025, all activities related to the Company’s prior Filecoin-related operations had been fully wound down. This transition reflects a broader shift toward infrastructure services with more predictable and scalable revenue opportunities and supports the Company’s goal of building a focused, capital-efficient technology services platform.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements include the balances and results of operations of the Company and have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”) and in conformity with generally accepted accounting principles in the U.S. (“US GAAP”).

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications, which, except for the sale of fixed assets described in the other income section of this note and the accelerated amortization of intangible assets described in the intangible assets sections of this note, are of a normal recurring nature, necessary to present fairly its financial position as of September 30, 2025, and the results of its operations for the nine months ended September 30, 2025 and 2024 and its cash flows for the nine months ended September 30, 2025 and 2024.

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the notes thereto. The results of operations for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the full fiscal year.

Principles of consolidation

Pursuant to the share exchange with the holders of AAM’s equity, which had the same ownership structure as SAI before and after the share exchange, the Group financial statements have been prepared on a consolidated basis by applying the predecessor value method as if the AAM share exchange had been completed at the beginning of the earliest reporting period.

The consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of SAI and AAM for the relevant periods include the results and cash flows of SAI and AAM from the earliest date presented.

The consolidated balance sheets as of September 30, 2025 and December 31, 2024 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the common shareholders’ perspective. No adjustments are made to reflect fair values, or to recognize any new assets or liabilities as a result of the share exchange.

For all business combinations, the Group’s consolidated financial statements include the financial position and performance of controlled entities from the date on which control is obtained until the date that control is lost. For all periods presented, the consolidated financial statements include the Group.

All inter-company transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Foreign currency translation

The financial statements of the Group’s subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive (loss) income in stockholders’ equity. Foreign currency transaction gains and losses are included in other expenses in the consolidated statements of operations and comprehensive loss. The Company recorded realized foreign currency transaction loss of $2 thousand and an unrealized foreign currency transaction loss of $80 thousand for the quarter ended September 30, 2025 and realized foreign currency transaction loss of $2 thousand and an unrealized foreign currency transaction loss of $430 thousand for the nine months ended September 30, 2025. These are included in other expenses, in the consolidated statements of operations and comprehensive loss.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes pre-acquisition direct costs recorded in accrued professional and consulting fees. Goodwill is not recognized in asset acquisitions.

Revenue recognition

The Group earns revenues from the provision of data storage to a blockchain network.

The Group recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

i.	identify the contract with a customer;

ii.	identify the performance obligations in the contract;

iii.	determine the transaction price;

iv.	allocate the transaction price to the performance obligation in the contract

v.	recognize revenue when the entity satisfies a performance obligation.

Below is a discussion of how the Group’s revenues are earned and the Group’s accounting policies pertaining to revenue recognition under ASC 606 and other required disclosures.

Digital asset - mining revenue

The Group provides data storage services in exchange for non-cash consideration in the form of a digital asset.

The Group’s performance obligations to provide the data storage services arises in the Filecoin (“FIL”) network when a customer in this network digitally requests the service from data storage providers such as the Group.

The Group satisfies this performance obligation when it proves delivery of data storage services on the FIL blockchain by undertaking daily computations that validate the successful delivery of the data storage services to the end FIL customer. Upon selection as the storage provider and successful validation, the Group receives its share of network block rewards, and therefore recognizes revenue at that point in time, for the satisfactory completion of this performance obligation.

The relative share of network block rewards in Filecoin is determined by the amount of “sealed” or proven storage that the Group has in the network. The more data the Group stores the higher the probability of winning block rewards.

Block rewards are deposited into the Group’s digital wallets immediately upon completing the validation (WinningPoSt) computations.

In the second quarter of 2025, the Company discontinued its Filecoin-related activities as part of a strategic shift in operations.

Revenue from provision of GPU Infrastructure

The Group earns revenues from the provision of GPU Infrastructure as a service to customers via a marketplace. Revenue from provision of GPU Infrastructure for the Group is recognized on a weekly basis as the performance obligation of the supplied GPU IaaS is met. The Group satisfies this performance obligation when it has the required equipment available to the customer for the period.

Other income

Sale of Fixed Assets

The sale of fixed asset in first quarter is for the sale of the tier 3 by design modular data center and ancillary infrastructure equipment owned by SharonAI Pty Ltd. The assets were located in Australia and were sold to a private Australian company with proceeds due in May 2025. The assets were sold for a total of $1,257 thousand (AUD$2,000 thousand) including Goods and Service Tax (GST). A gain on sale of $809 thousand was recognized from the sale.

On June 20, 2025, the Company repossessed the Modular Data Centre (MDC) following the buyer default on the previously recognized sale transaction. In accordance with ASC 360, the MDC was re-recognized as an asset held for sale and measured at its fair value less costs to sell (FVLCTS). As of June 30, 2025, management determined the FVLCTS of the modular data centre to be $1,109 thousand (AUD$1,700 thousand), based on a cost approach adjusted for obsolescence, market corroboration from non-binding offers, and consideration of the asset’s specialized nature and limited liquidity. In the absence of a completed sale or definitive market valuation prior to year-end, management will perform an updated valuation analysis as of December 31, 2025 to reassess the asset’s carrying value.

On June 30, 2025, the Company completed the sale of a set of storage servers for total consideration of $153 thousand (AUD$235 thousand). The assets, which were previously classified as property, plant, and equipment, were fully depreciated and no longer in active use at the time of sale. As a result, the entire sale proceeds were recognized as a gain on disposal in the consolidated statement of operations for the quarter ended June 30, 2025.

Cost of revenue

Cost of revenue consists primarily of expenses that are directly related to providing the Group’s service to its paying customers. These primarily consist of material costs related to digital currency mining and provision of GPU infrastructure services.

Income tax benefit (expense)

The income tax benefit (expense) recognized in the consolidated statements of operations and comprehensive loss comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilized.

Tax positions taken or expected to be taken in the course of preparing the Group’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There are no uncertain tax positions that require accrual or disclosure to the financial statements as of September 30, 2025, or December 31, 2024. The Group’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Group had no material accruals for interest or penalties related to income tax matters as of September 30, 2025, or December 31, 2024. Generally, the Group’s tax returns are subject to examinations by local Australian tax authorities for tax filings for all years since inception.

Cash and cash equivalents

Cash and cash equivalents comprise cash in bank, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Financial instruments

Financial instruments are recognized initially on the date that the Group becomes party to the contractual provisions of the instrument. The Group’s financial instruments consist of cash and cash equivalents, certificates of deposit, other receivables and trade and other payables and borrowings and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Goods and services tax (GST)

Revenue, expenses and assets are recognized net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO).

Receivables and payables are stated inclusive of GST.

Cash flows in the consolidated statements of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of operations and comprehensive loss. The Group provides for depreciation using the straight-line method over the estimated useful lives of the respective assets.

A summary of estimated useful lives is as follows:

Fixed asset class	Useful life
Used Computer Equipment	1 year
Computer Equipment	2-5 years
Other Equipment	5 years

Other Equipment above includes modular data centres, electrical equipment, cooling infrastructure equipment, telecommunication modules and sundry building and storage. Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

Intangible assets

Intangible assets are recognized at fair value when acquired, either separately or as part of a business combination, in accordance with ASC 805. Identifiable intangibles are those that are either separable or arise from contractual or legal rights. Internally generated intangible assets, such as brands or customer relationships, are generally expensed as incurred, with the exception of certain software development costs, which may be capitalized once technological feasibility is established, per ASC 350-40.

Finite-lived intangible assets are amortized over their estimated useful lives, typically on a straight-line basis, reflecting the consumption of economic benefits. Useful lives are based on legal, contractual, or economic factors and are generally between 1 to 20 years. Residual values are assumed to be zero unless a third-party commitment exists. Amortization begins when the asset is available for use and any changes in useful life or method are accounted for prospectively.

Intangible assets with indefinite lives, such as trademarks or perpetual licenses, are not amortized but are tested for impairment at least annually, or more frequently if indicators of impairment arise, in accordance with ASC 350. Goodwill, which arises in business combinations, is also not amortized but tested for impairment annually at the reporting unit level or when triggering events occur. An optional qualitative assessment may be performed before a quantitative test. Intangible assets with indefinite lives and goodwill are evaluated at the beginning of the fourth quarter annually in line with company policy.

Finite-lived intangible assets are assessed for impairment under ASC 360-10 if events suggest their carrying amount may not be recoverable. If undiscounted future cash flows are less than the carrying amount, an impairment loss is recognized as equal to the excess of carrying value over fair value. For indefinite-lived intangibles and goodwill, impairment losses are recorded when the carrying amount exceeds fair value, with goodwill impairment limited to the carrying amount of goodwill.

During the second quarter of 2025, the Company discontinued its Filecoin operations. As a result of this strategic decision, the Company determined that the intangible assets associated with Filecoin-related technology no longer had any future economic benefit. In accordance with ASC 350, Intangibles- Goodwill and Other, the carrying amount of these intangible assets was fully amortized.

Digital assets

The Group purchases or mines digital assets or receives digital assets as consideration for the delivery of its services. The Group accounts for all digital assets held as crypto assets, a subset of indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles- Goodwill and Other- Crypto Assets. The Group has ownership of and control over the digital assets and may use third-party custodial services to secure it.

The digital assets are initially recorded at cost if purchased or fair value if received in mining revenue operations and are subsequently remeasured on the consolidated balance sheet at fair value. Cost is determined based on the cash consideration paid net of the transaction costs. The Group remeasures on a monthly basis the fair value of the digital assets determined by observable market rates.

The Group recognized a loss of $15 thousand from the sale of digital assets during the three months ended September 30, 2025. For the three months ended September 30, 2024, the Group recognized a total loss of $96 thousand from the sale and fair value remeasurement of its digital assets. Gains and losses from the remeasurement of crypto assets are included in net income and presented separately from other intangible assets.

At times, the Group may settle various payables and accrued liabilities in digital assets within the normal course of operations. Gains and losses arising from transactions settled with digital assets are included as a component of other income or selling, general, and administrative expenses within the accompanying consolidated statements of operations and comprehensive loss.

The Group’s digital assets consist primarily of Filecoin crypto-currency.

Goodwill Assessment

As of June 30, 2025, the Group performed an interim impairment test for goodwill in accordance with ASC 350-20, due to a triggering event. In June 2025, the Board approved the closure of the Group’s distributed storage operations, which were part of a business acquired in June 2024. The shutdown represented a significant change in strategic direction and constituted a triggering event requiring impairment testing.

Goodwill arising from the acquisition amounted to $18.0 million and is allocated to the Group’s sole reporting unit, which is also the Group’s single operating segment- provision of high-performance computing services. The acquired operations were fully integrated into the Group and do not represent a standalone reporting unit.

A quantitative impairment test was performed using a discounted cash flow (DCF) model, with the following key assumptions:

●	Projection period: FY2025 to FY2028

●	Discount rate (WACC): 19.8%

●	Terminal growth rate: 2%

●	Tax rate: 23%

The fair value of the reporting unit was estimated at $28 million, compared to the carrying amount of $26.3 million, resulting in headroom of $1.7 million. Accordingly, no goodwill impairment was recognized.

A sensitivity analysis was also conducted to assess the impact of adverse changes in key assumptions. Under scenarios with higher discount rates or lower terminal growth, the fair value declined significantly, with certain cases indicating potential impairment. For example, increasing the discount rate to 21% and reducing the terminal growth rate to 1.5% resulted in a fair value below the carrying amount.

While no impairment is currently required, the narrow headroom indicates that goodwill may be susceptible to future impairment should there be any unfavorable changes in market conditions, adverse changes in key valuation assumptions, or business performance. Management will continue to monitor relevant indicators and reassess as necessary.

Equity-settled compensation

The Group follows ASC 718-10, Compensation-Stock Compensation. The Group offers equity-settled stock-based compensation employee share and option plans. The fair value of the equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, with a corresponding increase to equity.

Vesting conditions are taken into account when considering the number of options expected to vest. At the end of each reporting period, the Group revises its estimate of the number of options which are expected to vest. Revisions to the prior period estimates are recognized in profit or loss and equity.

The Group has the following types of equity settled transactions:

Options

The Group issues options to board members. The options are measured at fair value based on the Black-Scholes option pricing model on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

Restricted Stock Units

The Group issues restricted stock units to employees. These units are measured at fair value based on observable market bid prices on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

Recently Adopted Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3. Revenue and Other Income

Revenue from continuing operations

Revenue is recognized at point in time.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue
Digital Asset Mining Revenue	$-	$107,211	$128,842	$120,011
Provision of GPU Infrastructure services	506,414	51,789	1,078,658	51,789
Other revenue	333	-	1,324	-
Total Revenue	$506,747	$159,000	$1,208,824	$171,800

Other income

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Other income
Gain on Disposal of Fixed Assets	$-	$-	$961,713	$-
Research and development Grants	-	140,938	-	140,938
Other Income	$-	$140,938	$961,713	$140,938

Note 4. Income Tax Expense

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Effective income tax rate	1.5%	(1.1)%	3.6%	(0.9)%

The Company’s effective income tax rate was 1.5% and (1.1)% for the three months ended September 30, 2025 and 2024, respectively, and 3.6% and (0.9)% for the nine months ended September 30, 2025 and 2024, respectively.

The income tax expense (benefit) was ($29) thousand and $20 thousand for the three months ended September 30, 2025 and 2024, respectively, and and the income tax expense (benefit) was ($219) thousand and $20 thousand for the nine months ended September 30, 2025 and 2024, respectively.

The effective income tax rate for the three and nine months ended September 30, 2025 and 2024 differed from the 21.0% federal statutory rate primarily due to the change in valuation allowance maintained against certain deferred tax assets, state income taxes, and the impact of research and development tax incentives.

Note 5. Certificates of deposits

At September 30, 2025, the Company held certificates of deposits (CDs) totaling $906 thousand which are restricted due to their use as collateral for bank guarantees issued for equipment managed service contracts. The CDs have either a 6-month or 12-month term and are maintained in a bank account in the Company’s name. Interest earned on the CDs is accrued to the Company. Under the terms of the service contracts, the supplier may claim the funds in the event of a material default by the Company in fulfilling its payment obligations. These arrangements do not transfer ownership or control of the CDs but restrict their use for the duration of the CD term. Additionally, in conjunction with the Company’s new service contracts in 2025, the supplier required the Company to maintain these CD’s throughout the duration of the contract period, or until the supplier agrees to release them. This resulted in a long-term restriction on the CDs.

Note 6. Trade and other receivables

	September 30, 2025	December 31, 2024
Trade receivables	$57,921	$15,799
Research and development grant receivable	-	891,482
GST receivable	247,621	57,237
Total trade and other receivables	$305,542	$964,518

Note 7. Property and Equipment

	September 30, 2025	December 31, 2024
Computer equipment
At cost	$5,075,952	$4,640,968
Accumulated Depreciation	(1,298,339)	(407,672)
Total Computer Equipment	3,777,613	4,233,296

Other equipment
At cost	-	380,900
Accumulated Depreciation	-	(38,089)
Total Office Equipment	-	342,811
Total property and equipment, net	$3,777,613	$4,576,107

Depreciation expense related to computer equipment amounted to $506 thousand and $1,310 thousand for the three and nine months ended September 30, 2025, respectively. Foreign currency translation adjustments of $164 thousand and $458 thousand were recognized for the same three and nine-month periods, respectively.

Note 8. Digital Assets

The following table provides details of the activities related to our digital assets for the quarter ended September 30, 2025 and December 31, 2024.

	September 30, 2025	December 31, 2024
Balance at beginning of the period	$721,664	$-
Acquisitions	-	637,612
Disposals	(351,755)	(119,268)
Earned FIL revenue	138,080	219,763
FIL cost of revenue	(146,478)	(118,497)
Change in fair value of digital assets	(406,345)	143,951
Unrealized gain (loss) on foreign currency translation	44,833	(41,897)
Balance at the end of period	$-	$721,664

As of September 30, 2025, the Company no longer holds any digital assets. All previously held digital assets were disposed of or sold during the period.

Note 9. Intangible Assets

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Finite-Lived Intangible Assets
Balance at beginning of the period	$-	$-	$8,963	$-
Acquired Definite-Lived Intangible Assets	-	-	-	-
Amortization of Definite-Lived Intangible Assets	-	-	(8,963)	-
Balance at the end of period	$-	$-	$-	$-

Technology
Balance at beginning of the period	$-	$-	$1,650,000	$-
Technology acquired	-	-	-	-
Accumulated amortization	-	-	(1,650,000)	-
Balance at the end of period	$-	$-	$-	$-

Finite-Lived Intangible Assets

Finite-lived intangible assets include digital asset deals contracts which are paid in Filecoin tokens and are amortized over the life of the contract. As part of the Company’s decision to discontinue its Filecoin operations in the second quarter of 2025, the related finite-lived intangible asset was fully amortized during the period.

Technology

The acquired technology relates to the DSS acquisition in June 2024. As part of the Company’s decision to discontinue its Filecoin operations in the second quarter of 2025, management evaluated the recoverability of intangible assets related to Filecoin-related technology. Based on this assessment and in accordance with ASC 350, Intangibles- Goodwill and Other, the Company concluded that this intangible asset no longer had any future economic benefit. Accordingly, their full carrying amount was fully amortized during the period.

Note 10. Trade and Other Payables

	September 30, 2025	December 31, 2024
Trade payables	$437,363	$404,852
Accrued expense	65,485	442,272
Annual payment provision	59,308	50,157
Income tax payable	-	40,714
Other payables	-	19,834
Total trade and other payables	$562,156	$957,829

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

Note 11. Note Payable

On July 15, 2025, the Company entered into a Convertible Note Agreement with YA II PN, LTD for total proceeds of $500 thousand. The note bears interest at 10% per annum, increasing to 18% upon an event of default, and matures July 15, 2026.

The note includes a contingent conversion feature linked to the closing of the Business Combination Agreement (“BCA”). Prior to the BCA close (expected by December 31, 2025), the conversion price is fixed at $60.62 per share, resulting in a fixed and determinable number of shares. Accordingly, the conversion feature qualifies for the own-equity scope exception under ASC 815-40 and is not separated as a derivative. The instrument is accounted for as a single debt liability at amortized cost under ASU 2020-06.

If the BCA is not completed by December 31, 2025, the conversion terms transition to a volume-weighted average price (“VWAP”) - based price, at which point the Company will reassess the feature. If conversion remains possible, a derivative liability will be recognized and measured at fair value through earnings.

Monthly cash payments commence only upon certain triggering events- such as failure to close the BCA by the specified deadline or the occurrence of an amortization event- until the outstanding principal and accrued interest are fully repaid.

Note 12. Leases

The Company leases GPU and associated computer and networking equipment under non-cancelable finance lease agreements. Lease terms generally range from 3 to 5 years and may include options to extend or terminate the lease. Lease agreements may contain both lease and non-lease components, which the Company accounts for as a single lease component for all asset classes under a practical expedient election. The Company also elected the short-term lease exemption for all leases with original terms of 12 months or less, whereby such leases are not recognized on the balance sheet.

Lease cost

The components of lease cost were as follows:

	For the Three Months Ended September 30, 2025	For the Nine Months Ended September 30, 2025
Description
Finance lease – interest	$65,977	$136,913
Finance lease – amortization	188,626	459,287
Total Lease Cost	$254,602	$596,200

Lease assets and liabilities

ROU assets and lease liabilities are recorded on the consolidated balance sheet as follows:

	September 30, 2025	December 31, 2024
Description
Finance lease ROU asset	$7,476,827	$935,336
Finance lease liability (current)	$3,542,831	$186,620
Finance lease liability (non-current)	$4,108,328	$760,087

Maturity analysis of lease liabilities

Future minimum lease payments as of September 30, 2025 are as follows:

	September 30, 2025	December 31, 2024
Description
2025	$2,823,578	$230,044
2026	1,311,473	230,044
2027	1,311,473	230,044
2028	1,311,473	230,044
2029	1,189,073	115,023
2030	375,282	-
Total	8,322,352	1,035,199
Less: Imputed interest	671,193	88,492
Present value of lease liabilities	$7,651,159	$946,707

Other information

	September 30, 2025	December 31, 2024
Weighted-average remaining lease term (years)	4.1	4.5
Weighted-average discount rate:	5.72%	5.19%
ROU assets obtained in exchange for ROU Liability	$8,153,736	$1,061,831
Operating cash impact of finance leases	$65,977	$-

Note 13. Share-based compensation

The Group grants Options and Restricted Stock Units (RSUs) under the 2024 Equity Incentive Plan (the “2024 Plan”) to Board Members, Advisory Board Members, Employees and Contractors. The grants have a combination of performance based and time-based hurdles and vesting periods. On January 16, 2025, the Group granted 5,361 options which have a contractual term of 10 years. The options have an exercise price of $61 per share and convert on a 1:1 basis. The Group ascertains the fair value of the Options and RSUs using a Black-Scholes pricing model. The fair value of equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, along with a corresponding increase to equity. As of September 30, 2025, the Group has the following share-based compensation:

Stock Options

Share-based compensation expense of $34 thousand has been recognized in the period ending September 30, 2025, for options based on the pro rata expense of the service-based options over the vesting period. As of September 30, 2025, 1900 options had vested.

Stock Option Activity

Activity	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	4,617	61	9.25	-
Granted	5,361	61	9.50	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2025	9,977	61	9.38	-
Exercisable at September 30, 2025	1,900	61	9.50	-

Restricted Stock Units (RSUs)

Share-based compensation expense of $455 thousand has been recognized in the period ending September 30, 2025, for the performance-based RSUs based on the portion of hurdles being met and pro rata time-based vesting conditions being satisfied during the period.

Activity	Performance-Based RSUs	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2024	52,677	3,193,280
Granted(1)	8,724	528,849
Vested(2)	(22,142)	(956,968)
Vested in prior periods	(3,996)	(242,210)
Forfeited	-	-
Unvested at September 30, 2025	35,263	2,522,951

(1)	The company is contractually obligated to issue these RSU’s as at 1 January 2025, however, the RSU’s have yet to be documented and granted.
(2)	RSU’s listed as vested are not exercisable but representative of the pro-rata portion of the RSU grant vested in the period

At September 30, 2025, compensation costs related to these unvested stock-based compensation awards not yet recognized in the consolidated statements of operations was $3,012,296.

Note 14. Employee Benefit Plan

The Group’s employees that are located in Australia participate in a Superannuation defined benefit scheme. Superannuation is Australia’s mandatory retirement savings system, requiring employers to contribute 11.5% of an employee’s earnings into a regulated fund. Contributions receive concessional tax treatment, with employer payments taxed at 15% within the fund. Superannuation is typically preserved until retirement age (55–60), with limited early access exceptions. Funds are regulated by Australian Prudential Regulation Authority, Australian Securities and Investments Commission, and the Australian Taxation Office, and offer various investment options, often including insurance coverage. Withdrawals can be taken as a lump sum or income stream, subject to tax rules. Legislative changes may affect contribution limits, taxation, and access conditions.

The Group’s employees located in the USA currently do not have a retirement scheme, however it is intended the Company implement such a scheme in 2025.

Note 15. Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

Intangible assets – Indefinite-lived Digital Assets held at fair value.

Fair value hierarchy

ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”) requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 established a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The table below shows the assigned level for each asset and liability held at fair value by the Group:

Fair value hierarchy	Level 1	Level 2	Level 3	Total
As of September 30, 2025
Recurring fair value measurements
Intangible assets - Indefinite-lived Digital Assets	-	-	-	-
As of December 31, 2024
Recurring fair value measurements
Intangible assets - Indefinite-lived Digital Assets	$721,664	-	-	$721,664

The Group’s assets held at fair value comprise of indefinite lived cryptocurrency (digital assets) classified at level 1. See Note 10 for support. The Group did not make any transfer between the levels of the fair value hierarchy during the first three quarters of 2025.

Note 16. Supplemental disclosure of cash flow information

	For the Nine Months Ended September 30,
	2025	2024
Supplemental information:
Cash paid for interest	$136,913	$-
Non-cash transactions:
DIF acquisition	-	1,256,046
Equity consideration issued in acquisition of DSS	-	20,909,267
Purchase of Alternate Asset Management (Sharon AI Pty Ltd)	-	210,000
Gain on sale of modular data centre (MDC)	808,513	-
Assets held for Sale- rerecognize MDC	1,105,000	-
Bad debt expense related to MDC sale	(1,180,620)	-
ROU assets obtained in exchange for ROU Liability	8,153,736	1,061,831
Debt issuance converted to stock	$-	$419,601

Note 17. Contingent Liabilities

Unconditional Purchase Obligation

In connection with the termination of its data center services arrangement under the Digital Storage Solutions (DSS) agreement, the Company entered into a contractual commitment with Andrew Sjoquist Enterprises (ASE), a managed service provider. Under the termination arrangement, the Company is required to utilize services from ASE totaling approximately AUD$400 thousand over the next five years.

The commitment is noncancelable and qualifies as an Unconditional Purchase Obligation under ASC 440-10-50. As of September 30, 2025, no liability has been recognized, as the obligation represents future purchases of services expected to benefit the Company. The Company will disclose in future periods any material changes or if the commitment becomes onerous.

Other than the obligation described above, the Group did not have any significant commitments or contingencies as of September 30, 2025.

Note 18. Net Loss per Share

Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity using the treasury method or the if-converted method, if applicable. The calculation of diluted net income (loss) per share gives effect to common share equivalents; however, potential common shares are excluded if their effect is anti-dilutive. Convertible Series B Preferred Stock issued and outstanding, and share-based options are considered common share equivalents and are only included in the calculation of diluted earnings per common share when net income is reported and their effect is dilutive.

The following securities were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive:

●	Stock options and RSU’s: 62,654 shares

●	Warrants: 8,195 shares

●	Convertible preferred stock: 27,000 shares

A reconciliation of the numerators and denominators is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Numerator:
Net loss available to common shareholders	$(1,635,511)	$(1,138,087)	$(5,663,822)	$(1,380,466)
Less: Net loss attributable to the noncontrolling interest	(7,850)	(5,463)	(27,185)	(5,463)
Net loss attributable to common shareholders	$(1,627,661)	$(1,132,624)	$(5,636,637)	$(1,375,003)

Denominator:
Basic and diluted weighted average number of common shares outstanding	1,067,213	975,475	1,067,213	975,475
Basic and diluted net loss per common share outstanding	$(1.53)	$(1.16)	$(5.28)	$(1.41)

Note 19. Segment Information

The Company operates in one operating segment, and therefore one reportable segment, focused on the provision of High Performance Compute Services (HPC). The determination of a single business segment is consistent with the consolidated financial information regularly provided to the Group’s chief operating decision maker (“CODM”), who is the Chief Executive Officer.

The Group’s method for measuring profitability on a reportable segment basis is operating profit or loss, which the CODM uses to assess performance for the Group and in deciding how to allocate resources. The CODM does not review disaggregated assets by segment. The Group adopted ASU 2023-07 in December 2024. The most significant provision was for the Group to disclose significant segment expenses that are regularly provided to the CODM. The Group’s CODM periodically reviews cost of revenues and selling, general and administrative expenses, excluding share-based compensation, by segment and treats them as significant segment expenses.

The following table presents segment expenses, other segment items, and segment operating loss for the period:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$506,747	$159,000	$1,208,824	$171,800
Less: Segment Expenses
Costs of revenue	371,778	329,005	1,083,426	336,405
Selling, general and administrative expenses	880,351	806,712	2,970,874	1,065,931
Other segment items(1)	833,120	163,652	3,466,219	169,327
Loss (gain) on sale/exchange of equipment	-	(140,938)	(961,713)	(140,938)
Segment expenses	2,085,249	1,158,431	6,558,806	1,430,725
Segment loss from operations	$(1,578,502)	$(999,431)	$(5,349,982)	$(1,258,925)

(1)	Other segment items for the reportable segment include share-based compensation and other expenses.

Note 20. Transactions with related parties

Sharon Australia have entered into an independent contractor agreement-corporate with James Manning and Manning Group Pty Ltd ATF MG Office Trust (“Manning Consulting Agreement”). Pursuant to the Manning Consultant Agreement, Mr. Manning, as the key person, provides certain services to SharonAI and Sharon Australia relating to commercial opportunity development, discovery of future data center sites, future data center acquisition and construction advisory, transaction advisory services and key relationship introduction and development. In consideration for these services, Manning Group Pty Ltd ATF MG Office Trust is entitled to receive an annual remuneration of AUD$334,500 (approximately $211,000 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Manning Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Nicholas Hughes Jones related entity Inbocalupo Consulting Pty Ltd (“Inbocalupo Consulting Agreement”). Pursuant to the Inbocalupo Consultant Agreement and combined with Mr Hughes-Jones employment agreement, Mr. Hughes-Jones, as the key person, provides certain services to SharonAI and Sharon Australia relating to business development services. In consideration for these services, Inbocalupo Consulting Pty Ltd is entitled to receive an annual remuneration of AUD$133.8 thousand (approximately $84,294 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Inbocalupo Consulting Agreement was modified on June 9, 2025 for consulting work to be on an hourly as needed basis.

Sharon Australia has entered into an independent contractor agreement with Broadfoot Group Pty Ltd (“Broadfoot Consulting Agreement”). Pursuant to the Broadfoot Consultant Agreement, Mr. Broadfoot and Mrs Broadfoot, as the key persons, provides certain services to SharonAI and Sharon Australia relating to Chief Financial Officer support and executive assistant services to the CFO. In consideration for these services, Broadfoot Group Pty Ltd is entitled to receive an annual remuneration of AUD$111.5 thousand (approximately $70,245 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Broadfoot Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Note 21. Subsequent Events

Subsequent to the quarter ended September 30, 2025, the following events occurred:

On October 1, 2025, the Company drew down $2.0 million under its existing convertible note facility with YA II PN, Ltd. The proceeds are intended to be used for general corporate and working capital purposes in accordance with the terms of the facility agreement.

On October 10, 2025, the Company established a new wholly owned subsidiary, SharonAI NZ Limited, incorporated in New Zealand. SharonAI NZ Limited is 100% owned by SharonAI Pty Ltd, a subsidiary of the Company, and was formed to support the Company’s expansion of operations in the region.

On October 26, 2025, the Company entered into a mandate letter with Canaccord Genuity (Australia) Limited to act as lead manager for the Company’s planned pre-IPO equity raising. Under the engagement, Canaccord will manage and coordinate the offering of convertible notes with terms to be finalized. The offering is targeting approximately USD $40 million (net of fees).

On November 3, 2025, the Company signed a capacity expansion agreement with NextDC Limited to secure up to an additional 50 megawatts (MW) of data centre space. The agreement provides the Company with access to additional capacity to support anticipated growth in its GPU infrastructure requirements.

On December 17, 2025, the BCA closed and SharonAI became a wholly-owned subsidiary of SharonAI Holdings, Inc. (f/k/a Roth CH Holdings, Inc.).

Except for the above, no other matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Company, the results of those operations, or the state of affairs of the Company in future financial years.